Shurgard Storage Centers, Inc.
        Exhibit (11.1) - Statement Re:  Computation of Earnings per Share

Primary Net Income Per          Quarter Ended         Nine Months Ended
Common and Common Equivalent    September 30,           September 30,
Share                           --------------        -----------------
                                1997      1996        1997         1996
                                ----      ----        ----         ----
  Net income               $11,822,000  $9,029,000  $31,879,000  $24,143,000

  Preferred dividend        (1,100,000)     -        (1,960,000)      -
                            ----------   ---------   ----------  -----------
                           $10,722,000  $9,029,000  $29,919,000  $24,143,000
                            ==========   =========   ==========   ==========
Weighted average common
 and common equivalent shares
 outstanding:
Weighted average common
 shares outstanding         27,966,307  23,201,451   27,726,435   23,199,838

   Net effect of dilutive
    stock options based on
    treasury stock method
    using average market
    price (1)                   43,612     -             43,612        -
                            ----------  ----------   ----------   ---------
     Total                  28,009,919  23,201,451   27,770,047   23,199,838
                            ==========  ==========   ==========   ==========

Primary earnings per
common and common
equivalent share            $      .38  $      .39   $     1.08   $     1.04
                            ==========  ==========   ==========   ==========

Fully-diluted Net Income Per     Quarter Ended      Nine Months Ended
Common and Common Equivalent     September 30,        September 30,
Share                            -------------      -----------------
                                1997       1996       1997         1996
                                ----       ----       ----         -----
  Net income               $11,822,000  $9,029,000   $31,879,000  $24,143,000

  Preferred dividend        (1,100,000)     -         (1,960,000)      -
                            ----------   ---------    ----------   ----------
                           $10,722,000  $9,029,000   $29,919,000  $24,143,000
                            ==========   =========    ==========   ==========
Weighted average common
 and common equivalent
 shares outstanding:
Weighted average common
 shares outstanding         27,966,307  23,201,451    27,726,435   23,199,838

Net effect of dilutive
 stock options
based on treasury stock
method using average market
price (1)                      57,576       -             57,576      -
                           ----------   ----------    ----------   ----------
     Total                 28,023,883   23,201,451    27,784,011   23,199,838
                           ==========   ==========    ==========   ==========

Fully-diluted earnings
 per common and
 common equivalent share   $      .38   $      .39    $     1.08   $     1.04
                           ==========   ==========    ==========   ==========
 (1)  No adjustment has been made in 1996 as the dilutive effect was immaterial.